                              THE DIAL CORPORATION
              EXHIBIT 12.1 - COMPUTATION OF RATIO OF FIXED CHARGES
                       (000s omitted, except for ratios)

                                                NINE MONTHS
                                                   ENDED
                                                OCT. 2, 1999       1998         1997         1996        1995           1994
                                                ------------     --------     --------     -------     --------       --------
Income (loss) before income taxes..............   $134,457       $160,577     $133,935     $42,423     $(47,016)      $147,540

FIXED CHARGES:

Interest expense ..............................     19,880         15,907       20,449       19,973       25,683        16,409
Amortization of debt expense ..................         --             --           --           --           --            --
Interest portion of rent expense ..............      2,023          2,697        1,960        1,139          970           996
Preferred stock dividend requirements .........         --             --           --           --           --            --
                                                ------------------------------------------------------------------------------
TOTAL FIXED CHARGES ...........................     21,903         18,604       22,409       21,112       26,653        17,405
                                                ------------------------------------------------------------------------------
ADJUSTED EARNINGS (LOSS) ......................   $156,360       $179,181     $156,344      $63,535     $(20,363)     $164,945
                                                ==============================================================================
RATIO OF ADJUSTED EARNINGS TO FIXED CHARGES ...       7.14           9.63         6.98         3.01           (1)         9.48

(1) In the fiscal year 1995, fixed charges exceeded adjusted earnings by approximately $47.0 million.